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September 14, 1999

World Monitor Trust II
Prudential Securities Futures Management Inc.
One New York Plaza, 13th Floor
New York, New York 10292-2013


Re:   World Monitor Trust II -- Series D, Series E and Series F

Gentlemen:

You have requested our opinion as to the status of World Monitor Trust II, a Delaware business trust
(the "Trust"), for federal income tax purposes, and as to certain other matters.

In connection with your request, we have reviewed the following documents: (a) the First Amended and Restated Declaration of Trust and Trust Agreement of the Trust dated as of May 15, 1999 (the "Trust
Agreement"), among Prudential Securities Futures
Management Inc., a Delaware corporation, as managing owner (the "Managing Owner"), Wilmington
Trust Company, a Delaware banking company, as trustee, and those persons who execute the Trust
Agreement as owners of limited liability beneficial interests ("Interests") of one or more of three separate and distinct series (each, a "Series") of the Trust; (b) the opinion letter of even date of Richards, Layton & Finger, Delaware counsel to the
Trust; (c) the Form S-1 Registration Statements
(including the Prospectus contained in each such Registration Statements) under the Securities Act of 1933 with respect to the Trust filed with the Securities and Exchange Commission ("SEC") on July
16, 1999, as amended (the "Registration
Statements"); (d) the exhibits to such Registration
Statements; (e) Pre-Effective Amendment No. 1 to each Registration Statement; and (f) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.
Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Trust Agreement.

The Managing Owner has represented to us that:

1. The Trust and each Series will be operated in accordance with the Trust Agreement, the Prospectus and the Delaware Business Trust Statute.

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World Monitor Trust II
September 14, 1999
Page 2


2. The primary business and purpose of each Series is to engage in the speculative trading of commodity futures, forward and option contracts.
The objective of the business of each Series is the appreciation of its assets on a long-term basis.

3. Interests in the Trust will be offered in accordance with the Trust Agreement and the Prospectus.

4. A principal activity of each Series will consist of buying and selling futures, forwards and options with respect to commodities.

5. None of the Series will make an election to be taxed as a corporation under Treasury Regulation section 301.7701-3.

Under the terms of the advisory agreement between eachTrading Advisor and the corresponding Series, each Trading Advisor has agreed that at least 90% of the gains and income, if any, of the applicable
Series will be from buying and selling futures, forwards and options on commodities. In addition, the Managing Owner may impose additional limitations on the trading activities of each Series to assure that 90% of each Series income is "qualifying income" ("Qualifying Income") as defined in Section 7704(d) of the Internal Revenue
Code of 1986, as amended (the "Code").

In rendering this opinion, we have relied, without independent investigation or verification, on the Managing Owner's representations set forth above, the facts and information set forth in the documents referred to above and the opinion of even date of Delaware counsel to the Trust.

On the basis of our review of the aforementioned documents, the representations set forth above, the opinion of Delaware counsel and federal income tax law as currently in effect, including the Code, existing judicial decisions and administrative regulations, rulings, procedures and practice, it is our opinion that, provided that at least 90% of each Series' annual gross income consists of Qualifying Income, each Series will be classified as a partnership and not as a corporation for federal income tax purposes, and accordingly, the Limited Owners in each Series will be subject to the federal income tax treatment applicable to limited partners in a partnership.

In addition, we have reviewed the discussion relating to tax matters under the heading "U.S.
Federal Income Tax Consequences" in each
Prospectus. In our opinion, such discussion correctly describes the material U.S. federal income tax consequences, as of the date hereof, to the Trust and to a U.S. individual who invests in the Trust.

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World Monitor Trust II
September 14, 1999
Page 3


We hereby consent to the use of this opinion as an exhibit to each of the Registration Statements and to the use of our name under the heading "U.S.
Federal Income Tax Consequences".

                           Very truly yours,

                           ROSENMAN & COLIN LLP


                           By:    /s/ Jill E. Darrow
                                A Partner